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EXHIBIT 99.01

[VendingData (TM) Corporation logo]


Contact:  Jessica Neville               or  Yvonne L. Zappulla
          Vice President                    Managing Director
          Marketing and Public Relations    Wall Street Investor Relations Corp.
          VendingData(TM) Corporation       212-681-4108
          702-722-7195 x 121                yvonne@wallstreetir.com
          neville@vendingdata.com



               VENDINGDATA(TM) CORPORATION HIRES H. MICHAEL JAHNKE
                           AS CHIEF OPERATING OFFICER


LAS VEGAS, NEVADA - (PRNews Wire) - February 17, 2004 - VendingData(TM) Corporation (OTC Bulletin Board: VNDC), a manufacturer and distributor of products for the gaming industry that are intended to increase customers' security, productivity and profitability, has announced that it has appointed H. Michael Jahnke as its chief operating officer. Mr. Jahnke will be responsible for overseeing all domestic, day-to-day operations while Steven Blad, VendingData's president and CEO, will focus on the manufacturing operation in China and on developing the international markets as new products are released this Spring/Summer 2004.

Mr. Jahnke has spent the past 15 years in senior operating positions of leading-edge technology companies. His most recent experience includes positions as vice president of operations, corporate secretary and (acting) CFO for WireCACHE, Inc.; and vice president of sales and marketing for Fios, Inc.; Most notably, Mr. Jahnke served as vice president of worldwide sales operations for Sequent Computer Systems, Inc., a global supplier of Intel-based servers for high-volume, transaction-oriented data center applications with 38 worldwide sales offices -- Sequent was acquired by IBM during which Mr. Jahnke was responsible for the integration of the merger, which resulted in the subsequent formation of IBM's Web Server division. While at Sequent, Mr. Jahnke led worldwide sales operations and remarketed system sales for a direct end-user sales channel, driving Sequent's revenue growth from $140 million to $850 million. He also managed the operations of six corporate departments, including worldwide sales support, worldwide technical support, global remarketed systems group, global major accounts and the deployment of CRM. Mr. Jahnke served on the board of directors for Sequent Foundation and as president and director of Team Gilboa, a Youth Olympic Ski Team.

Steven Blad, CEO and president of VendingData(TM) Corporation commented, "Mike is a proven corporate leader that brings depth to our executive management team. As I focus more of my time on the introduction of the PokerOne(TM) Shuffler, RandomPlus(TM) Shuffler, Deck-Checker(TM) and SecureDrop(R) products into Macau and other international markets, Mike will assume many of my domestic responsibilities in order to keep our growth momentum accelerating in the U.S. I believe Mike's operating and marketing expertise will solidify our executive team and further our efforts to build shareholder value."



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ABOUT VENDINGDATA(TM) CORPORATION

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop(R) System, Deck-Checker(TM) and Random Ejection Shuffler(TM) line. The Company's products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at HTTP://WWW.VENDINGDATA.COM/.




This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally; compliance with foreign laws and regulations; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission.


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